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                                                                  Exhibit (j)(i)

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Post-Effective Amendment No. 7 to the Registration Statement of Spirit of America Investment Fund, Inc. on Form N-1A of our report dated November 30, 2001, on the financial statements and financial highlights of Spirit of America Investment Fund, Inc. which report is included in the Annual Report to Shareholders for the year ended October 31, 2001, which is incorporated by reference in the Statement of Additional Information in the Registration Statement. We also consent to the references to our Firm in the Registration Statement and Prospectus.

                                                          TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
July 18, 2002